Exhibit 3.1

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ASSEMBLY BIOSCIENCES, INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

Assembly Biosciences, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), certifies that:

A.	The name of the corporation is “Assembly Biosciences, Inc.” (the “Corporation”).
B.

The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 7, 2005, under the name South Island Biosciences, Inc., an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 24, 2005, a Second Amended and Restated Certificate of Incorporation, which included a provision to change the Corporation’s name to Ventrus Biosciences, Inc., was filed with the Secretary of State of the State of Delaware on April 5, 2007, a Third Amended and Restated Certificate of Incorporation was filed with the Secretary of the State of Delaware on November 10, 2010 (the “Third Amended and Restated Certificate of Incorporation”) and a Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on July 10, 2014, which included a provision to change the Corporation’s name to Assembly Biosciences, Inc., a Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of the State of Delaware on May 31, 2018, a Fifth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 12, 2020 (the “Fifth Amended and Restated Certificate of Incorporation”).

C.

This Sixth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) was duly adopted in accordance with Sections 242 and 245 of the DGCL, and hereby amends and restates in its entirety the Fifth Amended and Restated Certificate of Incorporation as follows.

The name of the corporation is “Assembly Biosciences, Inc.” (the “Corporation”).

The registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

The total number of shares that the Corporation shall have authority to issue, is 155,000,000 (one hundred fifty-five million), consisting of (i) 150,000,000 (one hundred fifty million) shares of common stock, $0.001 par value per share, and (ii) 5,000,000 (five million) shares of preferred stock, $0.001 par value per share.

The board of directors is authorized to issue the preferred stock, subject to limitations prescribed by law and the provisions of this Certificate of Incorporation, as shares of preferred stock in one or more series, and is authorized, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and qualifications, limitations or restrictions thereof. The authority of the board of directors with respect to each series shall include, but not be limited to, determination of the following:

(i)the number of shares constituting that series and the distinctive designation of that series;

(ii)the dividend rate, if any, on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii)whether that series shall have voting rights or powers, in addition to the voting rights and powers provided by law, and, if so, the terms of such rights;

(iv)whether that series shall have conversion rights, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the board of directors shall determine;

(v)whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi)whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amounts of such sinking fund;

(vii)the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii)any other rights, preferences and limitations of that series.

The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

Subject to all the rights, powers and preferences of the preferred stock and except as otherwise required by law or provided in this Certificate of Incorporation (including in any certificate of designations of any series of preferred stock):

(a)the holders of the common stock shall have the exclusive right to vote for the election of directors of the Corporation and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote;

(b)dividends may be declared and paid or set apart for payment upon the common stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the board of directors or any authorized committee thereof; and

(c)upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the common stock.

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of preferred stock, special meetings of the stockholders of the Corporation may be called, at any time for any purpose or purposes as is proper for stockholder action under the DGCL by (1) the board of directors acting pursuant to a resolution duly adopted by a majority of the board of directors then in office, (2) the Chairperson of the board of directors, (3) the Chief Executive Officer, or (4) the Chief Executive Officer or secretary of the Corporation upon the written request of stockholder(s) owning (as defined below) at least 25% (in the aggregate) of the then voting power of all shares of the Corporation entitled to vote on the matters to be brought before the proposed special meeting, in each case subject to any procedures, terms and conditions as may be further set forth in the bylaws of the Corporation from time to time. Only those matters set forth in the notice of the special meeting or brought by or at the direction of the board of directors may be considered or acted upon at a special meeting of stockholders. In the case of a special meeting of stockholders called pursuant to the foregoing clause (4), the requesting holder(s) must (i) continue to own (for the holding period set forth in the bylaws of the Corporation as in effect from time to time) shares representing at least 25% (in the aggregate) of the then voting power of all shares of the Corporation entitled to vote on the matters to be brought before the proposed special meeting, (ii) provide information in writing regarding such stockholder(s), their stock ownership and the matters that they request to bring before the proposed special meeting and (iii) comply with procedures and other terms and conditions relating to special meetings as set forth in the bylaws of the Corporation from time to time. For purposes of this Article VII, a holder shall be deemed to “own” only those shares for which it possesses both (x) full voting and investment rights pertaining to such shares, and (y) a full economic interest in (including the opportunity for profit from and the risk of loss on) such shares, which term may be further defined in the bylaws of the Corporation from time to time.

8.1General.  The business and affairs of the Corporation shall be managed by or under the direction of the board of directors except as otherwise provided herein or required by law.

8.2Election of directors.  Unless and except that the bylaws of the Corporation shall so require, the election of directors need not be by written ballot.

8.3Vacancies.  Any director may resign at any time upon notice given in writing or electronic transmission to the Corporation. When one or more directors so resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this paragraph in the filling of other vacancies.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of this Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

Any director appointed in accordance with this Section 8.3 shall hold office for the remainder of the full term of the director in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal.

To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no present or former director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payments of dividends or unlawful stock repurchases or redemptions under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact such person is or was a director, officer or employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, powers and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the Corporation is expressly authorized to make, alter and repeal the bylaws of the Corporation.

IN WITNESS WHEREOF, the undersigned has signed this Sixth Amended and Restated Certificate of Incorporation this 25th day of May 2022.

By:	/s/ John G. McHutchison, A.O., M.D.
John G. McHutchison, A.O., M.D.
Chief Executive Officer and President